---------------------------------------------------------------------------
                                     FORM 3
--------------------------------------------------------------------------
    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
--------------------------------------------------------------------------------
                                  OMB APPROVAL
----------------------------------------------------------------------------
------------------------------------------------------------------------------
OMB Number:            3235-0104
------------------------------------------------------------------
Expires:       December 31, 2005
---------------------------------------------------------------------------
Estimated average burden
--------------------------------------------------------------------------
------------------------------------------------------------------------------
hours per response  . . . . . .0.5
-------------------------------------------------------------------------

                                  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                               Section   17(a)  of  the   Public
                                               Utility  Holding  Company  Act of
                                               1935  or  Section  30(h)  of  the
                                               Investment Company Act of 1940

(Print or Type Responses)
------------------- ---------------------- -------------------------------------

1.  Name and Address of Reporting Person*                       2.  Date of Event      4.  Issuer Name and Ticker or Trading Symbol
                                                                    Requiring
Jenkins Family Trust                                            Statement              Aradyme Corporation ("ADYE")
                                                                    (Month/Day/Year)
                                                                          03/31/03
---------------------------------------------------------------                        ------------------------------------------
(Last)    (First)   (Middle)    5.  Relationship of Reporting Person(s) to Issuer   6.  If Amendment, Date of
                                                                    (Check all applicable) Original (Month/Day/Year)
                                                                ----------------------
11291 South Palisade View Drive                                 3.  IRS
                                                                Identification                Director                 X10% Owner
                                                                    Number         of
                                                                Reporting
---------------------------------------------------------------                    ----------------------------------
(Street)   Person,   if   an         Officer (give                   _____Other (s7.cifIndividual or Joint/Group
South Jordan, Utah  84095                                       entity     title   Filing   (Check   Applicable
                                                                    (voluntary)        below)   below)     Line)
                                       ________________________________________    X   Form   filed   by  One
                                                                                            ------
                                                                                     Reporting Person
                                                                                       Form  filed by More
                                                                                     than One Reporting Person
--------------------------------------------------------------- -------------------------------------------
--------------------------------------------------------------- ----------------------------------------
(City)   (State)   (Zip)
Table I--Non-Derivative Securities Beneficially Owned

--------------------------------------------------------------- ------------------
------------------------------------------------------- ---------------------------------- -------------------------------- -----
1.  Title of Security    2.  Amount  of  Securities  3.  Ownership Form:  Direct   4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)         Beneficially                           (D)   or    Indirect    (I)      (Instr. 5)
                           Owned (Instr. 4)               (Instr. 5)
------------------------------------------------------- ---------------------------------- -------------------------------- ------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

Common Stock                                            2,900,000                          D
------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- -------

------------------------------------------------------- ---------------------------------- -------------------------------- -------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- -------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.        (Over)

Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------- -------------------- ---------------------------------------------- --------
1.  Title of Derivative Security    2.  Date    3.  Title and Amount of Securities Underlying  4.     5.      6.  Nature of Indirect
    (Instr. 4)      Exercisable              Derivative Security      Conver-    Ownership     Beneficial Ownership
                       and Expiration       (Instr. 4)     sion or       Form of             (Instr. 5)
                                                            Date               Exercise    Derivative
                                                        (Month/Day/Year)           Price of      Security:
                                                                                   Direct (D) or
                                                                                      Derivative    Indirect (I)
                                                                                   Security    (Instr. 5)
                                                        -------------------- ----------------------------------------------
                                                        ---------- --------- ----------------------- ----------------------

                                                          Date     Expir-ation
                                                          Exer-      Date                                  Amount or
                                                         cisable                     Title             Number of Shares
                                                        ---------- --------- ----------------------- ----------------------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- -------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




                       **Signature of Reporting Person             Date

  *If the form is filed by more than one reporting person, see Instruction 5(b)
(v).
**Intentional misstatements or omissions of facts constitute Federal Criminal
 Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
 If space is insufficient,
           See Instruction 6 for procedure.

                                                                       Page 2